EXHIBIT 10.1



                                        April 1, 1998



Mr. J. Carter Fox
8019 Riverside Drive
Richmond, VA  23225

Dear Carter:

     With your agreement, Chesapeake Corporation (the "Company") will retain your consulting services on the following terms and conditions:

     1. You will provide consulting services for the Company on special projects related to corporate development, business strategy and organizational development activities as specifically agreed upon between you and me. The activities are expected to include woodlands and wood products activities, and business development in Europe. You will provide the services in a professional manner and consistent with the quality standards of the Company.

     2. You will provide your services to the Company as an independent contractor, and the providing of such services shall not be construed as establishing an employer-employee relationship between you and the Company. The Company is interested only in the results to be achieved, and the conduct and control of your work will be solely with you. The Company requests that you render your services in a timely manner, but is our intention that your services be rendered at your convenience, and you shall operate without supervision and accomplish the services in a manner that you deem appropriate. The scope of the consulting services over the term of this agreement is expected to require approximately forty (40) days of your time.

     3. You will commence providing the consulting services described herein on April 1, 1998, and this Agreement will conclude on March 31, 1999, or at such other time as the parties mutually agree to terminate it.

     April 1, 1998
     Page Two

     4. As compensation for your consulting services during the term of this agreement, the Company agrees to pay you a fee of $1,500.00 per day that you perform services for the Company pursuant to this agreement (including per diem compensation for days in excess of the 40 days estimated to perform your duties under this agreement), provided that a minimum fee of $3,000.00 per month shall be paid each month, and applied as a credit on the per diem fee if any payable for that month, on or before the fifth day of each month commencing with the month in which this agreement commences. For the purposes of this agreement, a day shall be deemed to consist of not less than six (6) hours in a twenty-four (24) consecutive hour period devoted to performing services under this agreement. Employee FICA and withholding taxes will not be deducted from this compensation, and this compensation will be reported to the Internal Revenue Service as compensation paid to an independent contractor. As an independent contractor, you will not be eligible to participate in the Company's employee benefit programs, except to the extent you may be eligible to participate in your capacity as a retired employee or under the terms of other agreements with the Company.

     5. You will be reimbursed by the Company for reasonable business expenses incurred in your performance of services covered by this agreement in a manner consistent with the Company's reimbursement policy, provided that expenses for out-of-town travel shall be reimbursed only if the travel is authorized in advance.

     6. If you die or become physically unable to perform the services provided for in this agreement, this agreement will be terminated as of that time. Also, this agreement may be terminated at any time by mutual consent of both parties.
          In either event, the relevant provisions in &7 will continue to apply.

     For and in consideration of the payments made to you under this agreement, you agree that any confidential information to which you may have access or obtain knowledge of while performing your services as a consultant to the Company shall be maintained as confidential and not disclosed to any third parties unless required by a court or administrative agency order. This commitment will survive termination of this agreement for three
(3) years. Your use of confidential information which you received or had access to and which subsequently was made public by the Company will not be restricted.

April 1, 1998
Page Three

     It is understood and agreed that this agreement is fully binding on the Company and its successors in interest and assigns.

     If you agree to provide consulting services to the Company on the terms and conditions set forth in this letter, please countersign the enclosed copy of this letter and return it to the Company.

                                   Sincerely,




                                   Thomas H. Johnson
                                   President & CEO




     I agree to provide the consulting services described above, on the terms and conditions described above.


April _____, 1998                  ----------------------------
                                          J. Carter Fox